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PEREGRINE SYSTEMS COMPLETES APSYLOG ACQUISITION
07:22 p.m Sep 19,1997 Eastern

SAN DIEGO, Sept. 19 /PRNewswire/ -- PEREGRINE Systems, INC. (Nasdaq: PRGN), a leading provider of enterprise service desk solutions, announced today that it has completed the acquisition of Apsylog S.A., a leading asset management software provider.

In acquiring Apsylog, PEREGRINE Systems takes a leadership position in the strategically important and rapidly growing enterprise asset management arena. As a stand-alone application, asset management software is one of the fastest growing solutions in the market today. According to the Gartner Group, 60% of medium to large organizations will deploy asset management by the year 2000. Primary driving growth factors include software and system upgrades, Y2000 inventory and asset demands, and attempts to gain control of internal costs. This market is a top priority for PEREGRINE Systems as it expands its enterprise consolidated service desk business as part of its strategic plan to become the premier provider of infrastructure management solutions.

With this acquisition of an asset management company, PEREGRINE offers its customers end-to-end infrastructure management solutions that address the needs of two unique disciplines within the enterprise. The Consolidated Service Desk view of infrastructure gives operations managers the tools needed to manage the events and physical changes associated with the organization's infrastructure. The Asset Management view allows portfolio managers to begin to understand the lifecycles of an organization's assets and to make the best possible investment decisions in the acquisition, change, and disposition of the assets which make up corporate infrastructure. A true Infrastructure Management perspective unites both disciplines through common shared data, leading to a common understanding of the full impact of changes in either events or portfolio upon the company.

"Since we announced our intent to unify PEREGRINE and Apsylog, we have had a great response from both industry experts and our customers," stated Alan Hunt, President and Chief Executive Officer of PEREGRINE Systems. "Our goal of being the world's premier supplier of complete Infrastructure Management solutions is clearly striking a responsive chord with the people who are charged with managing corporate resources. PEREGRINE Systems ServiceCenter(TM) and our new offering from Apsylog create a compelling integrated solution."

"Combining Apsylog's strong technology management systems with PEREGRINE'S powerful consolidated service desk yields the potential for a new worldwide force in true enterprise-wide infrastructure management," stated Gilles Queru, Worldwide Integration Team Leader and former Chairman of Apsylog. "We are convinced that our customers can achieve a better return on their investments and make smarter business decisions if they have the information available to them through tight integration of asset management and consolidated service desk data."

Customers may implement a complete integrated Infrastructure Management solution or can start at either end of the spectrum with ServiceCenter(R) or Apsylog AssetCenter(TM). Products from both organizations will continue to be sold and supported fully. PEREGRINE Systems is committed to open

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interoperability between applications, and will continue to integrate Apsylog
AssetCenter and ServiceCenter with legacy and other help desk and asset management solutions as needed by the customer base.

The transaction was effected by acquiring Apsylog's parent holding company, United Software, INC. The transaction will be accounted for as a purchase, and PEREGRINE Systems expects to recognize a substantial amount of the acquisition price as a one-time charge for in-process technology in the current quarter.

RISKS

This press release contains forward looking statements that involve risk and uncertainties. The success of the acquisition, if consummated, and future operating results of PEREGRINE Systems may differ from the results discussed or forecast in the forward-looking statements due to numerous factors, including, but not limited to, risks associated with the acquisition, such as the potential difficulties in the assimilation of distribution channels and operations, potential strategies, technologies, and products of the acquired company, the risk of loss of key personnel of the acquired company, diversion of management attention from other business concerns, risks of entering new markets and specific risks associated with Apsylog's business. Further information on potential factors that could affect the financial results of PEREGRINE Systems is included in PEREGRINE'S Annual Report on Form 10-K for the year ended
March 31, 1997, a copy of which is available on request from the Investor Relations department of the Company.

A Perspective on Apsylog

With over 1200 customers, Apsylog has established worldwide leadership in information technology (IT) asset management software and services. The company developed Apsylog Asset Manager, now marketed as Apsylog AssetCenter, a comprehensive decision support system that manages the entire IT asset life-cycle, from asset acquisition, through asset deployment and tracking, to asset retirement. Designed to meet the requirements of many of the world's most sophisticated users of information technology, AssetCenter combines procurement, portfolio management, and lease management into a powerful enterprise information resource.

Apsylog will operate under the PEREGRINE Systems name and will remain in the same locations as prior to the merger. Apsylog's distributors will continue to provide support for the Apsylog suite of products. Apsylog has offices in France, Germany, and San Ramon, California.

ABOUT PEREGRINE SYSTEMS

PEREGRINE Systems is a leading provider of enterprise service desk solutions to the worldwide market. The company develops, markets, and supports ServiceCenter, an integrated suite of workflow applications for automating help desk support services across a heterogeneous enterprise. It is specifically designed to address the IT management requirements of large to mid-sized organizations and is distinguished by its breadth of functionality and its ability to be deployed across


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all major hardware platforms, network operating systems, and protocols.
ServiceCenter utilizes client/server and intelligent agent technologies as well as a modular architecture to enable customers to leverage existing IT investments and reduce the cost of IT management.

PEREGRINE'S vision for its enterprise customers is to enable the logical evolution of two management disciplines -- the Consolidated Service Desk so critical to operations management, and the Enterprise Asset Management discipline so essential to profitable management of corporate resources. A true Infrastructure Management perspective unites these unique disciplines through common shared data, leading to a common understanding of the impact of events and change upon the investment decisions of a company. Founded in 1981, PEREGRINE Systems has offices in San Diego, California; Houston, Texas; the UK; France; Germany; and Denmark.

More information on PEREGRINE Systems is available on the World Web at www.PEREGRINE.com and www.apsylog.com.

PEREGRINE Systems and ServiceCenter are registered trademarks and PEREGRINE Systems ServiceCenter and AssetCenter are trademarks of PEREGRINE Systems, INC. Apsylog is a registered trademark of Apsylog S.A. Other third-party products/trade names are registered trademarks or trademarks of their respective companies. SOURCE PEREGRINE Systems, INC.

Copyright 1997, PR Newswire







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